Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”), dated February 12, 2009, is between Nara Bancorp, Inc. and its subsidiary Nara Bank, (collectively, the “Company”) and Bonita Lee (“Executive”). This Agreement supersedes any currently operable change in control agreement between Company and Executive.

I. Generally. Executive understands and acknowledges that Company may be merged or consolidated with or into another entity and that such entity shall automatically be subject to the rights and obligations of Company hereunder.

II. “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Company immediately prior to such merger, consolidation or other reorganization;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(c) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing at least fifty percent (50%) of the total voting power represented by Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (x) A trustee or other fiduciary holding securities under an employee benefit plan of Company or a subsidiary of Company; and (y) A corporation owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of the common stock of Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Company’s securities immediately before such transactions.

III. Occurrence of a Change in Control. If there is a Change in Control (as defined in § II) during the term of Agreement, and any of the following events occur, in addition to any monies already owed under other operative agreements, if applicable, the Company will pay Executive one (1) year of Base Salary, the pro-rata portion of Executive’s Bonus accrued up to the date of separation from the Company, and all unvested options to purchase shares will automatically vest, if:

(a) Executive is involuntarily terminated without Cause (as defined in § V) within twelve (12) months following the date of such Change in Control, but within the term of the Agreement; or

(b) Executive terminates voluntarily with Good Reason (as defined in § IV) within twelve (12) months following the date of such Change in Control, but within the term of the Agreement.

For purposes of this § III (b), the date of a Change in Control will be the closing date of such transactions described in § II.

IV. “Good Reason” shall mean the occurrence during the Term of this Agreement of any of the following:

(a) a material reduction in Executive’s duties and/or responsibilities without regard to any title given to Executive by the Company or any successor company;

(b) a requirement by the Company or any successor company, without Executive’s consent, that Executive relocate their office to a location greater than fifty (50) miles from Executive’s place of residence; or

(c) a material breach of the Agreement or any other material agreements between the parties by the Company or any successor company which is not cured by the Company or any successor company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach.

V. Termination for Cause. If there is a termination “For Cause” as defined in this § V, then it will be presumed that the Executive cannot trigger the provisions of § III. For purpose of this Agreement, “For Cause” shall mean: (a) Executive is convicted of a felony or commits a crime involving dishonesty, breach of trust, or physical harm to any person; (b) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (c) Executive commits a material breach of this Agreement or any other material agreements between the parties by the Company or any successor company which, which breach is not cured within twenty days after written notice to Executive from the Company or any successor company; (d) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (e) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

VI. Delay of Payment. Nothwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then with regard to any payment of the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation of service (as such term is defined under Code Section 409A) or (ii) the date of Executive’s death (collectively the “Delay Period”). Upon expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive immediately in a lump sum less applicable withholding, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

VII. Term. The Term of Agreement shall be three years.

VIII. Arbitration. Executive agrees to subject any matter of contention or dispute under this Agreement to the terms and conditions of the standard arbitration agreement executed by Executive as an employee of Company.

IX. Miscellaneous Terms

(a) Amendments; Waivers; Remedies. This Agreement may not be amended or waived except by a writing signed by Executive and the Board of Directors. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(b) Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) two business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of a change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:	Executive’s Notice Address:

3731 Wilshire Blvd., Suite 1000
Los Angeles, CA 90010
Attn: Legal Department

(c) Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

(d) Taxes. All Amounts paid under this Agreement (including without limitation Base Salary and Bonus) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f) Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

(h) Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

(i) Executive Acknowledgement.

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Nara Bancorp, Inc.		EXECUTIVE:

By:	/s/ Min J. Kim	By:	/s/ Bonita Lee

Date: 2/12/2009		Date: 2/12/2009